                                                                                                              Exhibit 99.1

Contacts

Julie Leber                                                                    Lauren Burgos

Spotlight Marketing Communications                    Spotlight Marketing Communications

949.427.1391                                                              949.427.1399

julie@spotlightmarcom.com                                    lauren@spotlightmarcom.com

Strategic Student & Senior Housing Trust Breaks Ground on Expansion of Senior Housing Community in Portland, Ore.

PORTLAND, Ore. – (Oct. 24, 2018) – Strategic Student & Senior Housing Trust, Inc. (SSSHT), a public, non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today that SSSHT has broken ground on an expansion of Courtyard at Mt. Tabor, a continuum of care senior housing community in Portland, Oregon, that will add a free-standing, approximately 16,000-square-foot, 23-unit memory care building to the community.

Purchased by Strategic Student & Senior Housing Trust in August 2018, Courtyard at Mt. Tabor currently offers 286 units of independent living, assisted living and memory care.

“We are excited to break ground on this new project, which will not only expand the memory care services provided at Courtyard at Mt. Tabor, but is also expected to enhance the value of the investment for Strategic Student & Senior Housing Trust,” said John Strockis, chief investment officer. “The expansion also marks the first ground-breaking project for SmartStop Asset Management and its affiliates in the senior housing space, an emerging asset class that our firm first entered into in February 2018.”

SSSHT hosted a ground-breaking ceremony on October 22, which was attended by: R&H Construction, Ankrom Moisan Architects, Simon Investments, Integral Senior Living, Courtyard at Mt. Tabor, Oregon Health Care Association and Blueprint Healthcare Real Estate Advisors.

Located at 6125 and 6323 SE Division St., Courtyard at Mt. Tabor is currently 96 percent occupied and 100 percent private pay. Situated on 7.1 acres of land in the Mt. Tabor submarket of Portland, the community was constructed between 1992 and 2009.

Courtyard at Mt. Tabor is a full-service retirement community that offers extensive dining service options, wellness care and activities, transportation, personal care and support services, housekeeping, and a 24-hour front desk staff. The property received the Caring Stars award in 2015 and 2016, a program that honors the best senior living communities in the United States based on consumer reviews.

Integral Senior Living, a premier senior living operator that manages independent, assisted living and memory care properties throughout 18 states, manages the property on a day-to-day basis on behalf of SSSHT.

“We’re so proud of the work our team has done to make this addition to our dynamic community a reality,” said Collette Gray, CEO/COO for ISL. “With the building of additional memory care living accommodations, we strive to continue establishing great relationships in Portland and provide jobs in the area. We’re also excited to be able to expand our partnership with SmartStop.”

SSSHT owns a portfolio of four senior housing communities and two student housing communities acquired for an aggregate contract purchase price of approximately $275 million.

About Strategic Student & Senior Housing Trust, Inc. (SSSHT)

SSSHT is a public, non-traded REIT that focuses on the acquisition of income-producing, Class “A” student housing and senior housing communities. SSSHT owns two student housing properties and four senior housing properties. For more information regarding SSSHT, please visit https://strategicreit.com/site/sssht.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.7 billion of real estate assets under management, including 124 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 78,500 units and 9.1 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.